                               EXHIBIT 99.1


[NCBE logo]  [NATIONAL CITY BANCSHARES, INC. letterhead]

FOR IMMEDIATE RELEASE

Contacts:  Michael F. Elliott, Chairman & CEO of NCBE   (812) 464-9604
           Tom Jones, Executive Vice President of 1st Bancorp Vienna, Inc.
             (618) 658-2961
           Tom Patton, President & CEO of Illinois One Bank, National
             Association    (618) 269-3175

NATIONAL CITY BANCSHARES, INC. TO ACQUIRE 1ST BANCORP VIENNA, INC.

EVANSVILLE, INDIANA -- May 22, 1998 -- National City Bancshares, Inc. (Nasdaq: NCBE), a multi-bank holding company headquartered in Evansville, Indiana, announced today the execution of a definitive agreement with 1st Bancorp Vienna, Inc., a one-bank holding company for The First State Bank of Vienna.

Under the agreement, NCBE will issue 62 shares of its common stock for each of the 4,264 shares of 1st Bancorp Vienna, Inc., subject to an adjustment depending on the price of NCBE common stock prior to closing. The transaction is expected to be accounted for as a pooling-of-interests. Subject to regulatory and shareholder approvals, the transaction is expected to close sometime in the fourth quarter of 1998. Upon completion of the merger, The First State Bank of Vienna is expected to join Illinois One Bank, National Association, which NCBE expects to acquire later this month. Illinois One Bank has offices in Shawneetown, Elizabethtown, and Golconda, Illinois.

NCBE has announced five acquisitions in the past six months. If all pending acquisitions are closed, NCBE will have total assets of over $2 billion.

"National City Bancshares, Inc. is committed to continued growth through acquisition, and the Southern Illinois market has been one of our targeted expansion areas for a number of years," stated Michael F. Elliott, Chairman and CEO of NCBE. "This transaction marks our seventh acquisition in this area, and we will continue to search for additional opportunities."

Wayne O'Keefe, President of 1st Bancorp Vienna, Inc., commented, "We feel the decision to merge with NCBE is a good move for our shareholders. It allows them to reap the rewards of being loyal shareholders. It also provides greater opportunities in the form of services and products for our customers while maintaining a local community bank atmosphere."

Tom Jones, Executive Vice President of 1st Bancorp Vienna, Inc., added, "There are strengths in numbers, and this transaction fortifies our ability to compete in Southern Illinois. As a part of Illinois One Bank, our customers will continue to receive the same personal attention from local employees as before but with the added benefits of a broader range of services and more banking locations."

"The leadership from our combined management teams will no doubt be an enhancement to Illinois One and the communities we serve," said Tom Patton, President and CEO of Illinois One Bank. "This strong leadership is critical in our ability to maintain local decision making and provide the highest quality customer service."

PROFILE OF 1ST BANCORP VIENNA, INC.
1st Bancorp Vienna, Inc. is the parent of The First State Bank of Vienna in Vienna, Illinois. The First State Bank of Vienna has one office. As of December 31, 1997, the bank had total assets of approximately $39 million, total deposits of $33 million, and total equity of $5 million. The company engages in retail and commercial banking Johnson County, Illinois.

PROFILE OF NATIONAL CITY BANCSHARES, INC.
National City Bancshares, Inc., a $1.5 billion multi-bank holding company headquartered in Evansville, Indiana, operates thirteen financial institutions in forty-four locations in Indiana, Illinois, and Kentucky. NCBE has acquisitions pending with the following financial organizations:
Illinois One Bancorp, Inc., headquartered in Shawneetown, Illinois; Trigg Bancorp., Inc., headquartered in Cadiz, Kentucky; Community First Financial, Inc., headquartered in Maysville, Kentucky; and Hoosier Hills Financial Corporation, headquartered in Osgood, Indiana. NCBE's non-banking subsidiaries include NCBE Leasing Corp. Since the formation of the holding company in 1985, NCBE has acquired twenty-four financial institutions or branches.

ADDITIONAL INFORMATION ON NCBE STOCK IS AVAILABLE ON THE INTERNET AT HTTP://WWW.NATIONALCITY.COM